                                                                    EXHIBIT 12.1

                    Statement Regarding Computation of Ratios
                           Teekay Shipping Corporation
                Computation of Ratio of Earnings to Fixed Charges
                          (In Thousands Except Ratios)

                                                Three Months Ended March 31,
                                          ---------------------------------------   Pro Forma
                                           Pro Forma                                 Dec. 31,
                                              2001          2001          2000         2000
                                          -----------   -----------   -----------  -----------
                                          (unaudited)   (unaudited)   (unaudited)  (unaudited)
Fixed Charges:
Interest expense and amortization of
  deferred financing costs                   21,343        14,786        19,989      106,500
Capitalized interest                            487            --            --          474
                                            -------       -------        ------      -------
Total Fixed Charges (A)                      21,830        14,786        19,989      106,974
                                            -------       -------        ------      -------
Earnings:
Net income (loss)                           145,097       144,688        19,940      265,554
Add (deduct):
  Extraordinary items                            --            --            --           --
  Income taxes                                1,186           671           500        6,016
  Minority interest expense                   2,481         1,396           199        3,546
  Equity income                              (3,368)       (2,793)         (819)     (11,786)
  Interest expense and amortization of
    deferred financing costs                 21,343        14,786        19,989      106,500
  Amortization of capitalized interest          298           260           248          893
                                            -------       -------        ------      -------
  Total Earnings Available To Cover
    Fixed Charges (B)                       167,037       159,008        40,057      370,723
                                            -------       -------        ------      -------
Ratio of Earnings to Fixed Charges (B/A)        7.6x         10.8x          2.0x         3.5x
                                            =======       =======        ======      =======



                                                               Fiscal Years Ended
                                            ------------------------------------------------------
                                            Dec. 31,   Dec. 31,      Mar. 31,  Mar. 31,   Mar. 31,
                                              2000       1999          1999      1998       1997
                                            --------   --------      --------  --------   --------

Fixed Charges:
Interest expense and amortization of
  deferred financing costs                    74,540     44,996        44,797    56,269    60,810
Capitalized interest                              --      1,710         3,018       283       232
                                             -------    -------       -------   -------    -------
Total Fixed Charges (A)                       74,540     46,706        47,815    56,552    61,042
                                             -------    -------       -------   -------    -------
Earnings:
Net income (loss)                            270,020    (19,595)       45,406    70,504     42,630
Add (deduct):
  Extraordinary items                             --         --         7,306        --         --
  Income taxes                                   999      1,500         1,900        --         --
  Minority interest expense                    1,874         --            --        --         --
  Equity income                               (9,546)      (721)           --        --         --
  Interest expense and amortization of
    deferred financing costs                  74,540     44,996        44,797    56,269     60,810
  Amortization of capitalized interest           999        668         1,146     1,135      1,119
                                             -------    -------       -------   -------    -------
  Total Earnings Available To Cover
    Fixed Charges (B)                        338,886     26,848       100,555   127,908    104,559
                                             -------    -------       -------   -------    -------
Ratio of Earnings to Fixed Charges (B/A)         4.6x       0.6x (A)      2.1x      2.3x       1.7x
                                             =======    =======       =======   =======    =======
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